Exhibit 99.1

NEWS RELEASE

ICF International Appoints Senior Marketing Executive

Sanjay Gupta to Board of Directors

FOR IMMEDIATE RELEASE

Contact: Erica Eriksdotter, erica.eriksdotter@icfi.com, +1.703.934.3668

FAIRFAX, Va. (September 17, 2015) – ICF International (NASDAQ:ICFI), a leading provider of consulting services and technology solutions to government and commercial clients globally, has appointed Sanjay Gupta to its board of directors. Mr. Gupta brings to ICF vast senior marketing executive level experience and substantial and comprehensive expertise in digital marketing and communications capabilities for global and Fortune 500 companies.

“As ICF shapes a comprehensive suite of capabilities to meet the needs of both commercial and public sector clients in the U.S. and globally, Sanjay Gupta’s insight and perspective will be most valuable,” said ICF International Chairman and CEO Sudhakar Kesavan. “He brings deep knowledge of the rapidly evolving customer needs in the digital marketing space, and his broader experience in guiding companies through significant growth phases will add value across the full spectrum of board-related matters.”

Gupta is currently executive vice president of marketing, innovation and corporate relations for Allstate, the largest publicly held personal lines insurer in the U.S., where he drives engagement of customers, consumers, employees, agency owners and other key stakeholders via advertising and sponsorships, corporate communications, innovative products, digital marketing and corporate responsibility initiatives. Between 2008 and 2012, Gupta was chief marketing officer for Ally Financial Services (previously GMAC, Inc.). From 2001 to 2008, he held a number of marketing and e-commerce positions at Bank of America. Between 1999 and 2001, Gupta was chief marketing officer for SciQuest.com. Prior to joining SciQuest.com, he held several marketing positions at Federal Express Corporation.

Gupta was previously a board member of docBeat, a privately held, HIPAA-compliant, cloud-based secure messaging solution which offers healthcare professionals a simple way to communicate.

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For More Information

●	ICF Investor Relations
●	ICF Board of Directors

About ICF International

ICF International (NASDAQ:ICFI) provides professional services and technology solutions that deliver beneficial impact in areas critical to the world's future. ICF is fluent in the language of change, whether driven by markets, technology, or policy. Since 1969, we have combined a passion for our work with deep industry expertise to tackle our clients' most important challenges. We partner with clients around the globe—advising, executing, innovating—to help them define and achieve success. Our more than 5,000 employees serve government and commercial clients from more than 70 offices worldwide. ICF's website is www.icfi.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.